UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 10, 2014

Motorola Solutions, Inc.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-7221	36-1115800
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1303 East Algonquin Road Schaumburg, Illinois	60196
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 576-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

(i)	On March 10, 2014, Motorola Solutions, Inc. (the “Company”) and its Chief Executive Officer, Greg Brown, entered into a third amendment (the “Third Amendment”) to Mr. Brown’s employment agreement dated August 27, 2008. The Third Amendment decreases the minimum annual target bonus from 220% to 150% and eliminates the excise tax gross-up. The Third Amendment also provides, at the time of a change in control and qualifying termination, Mr. Brown the option to receive whichever treatment that provides the higher net after-tax benefit: (i) reduction of payment to the Safe Harbor amount to eliminate the excise tax, or (ii) full payment with the excise tax paid by Mr. Brown. The full text of the Third Amendment is included as Exhibit 10.1 hereto and is incorporated herein by reference.

(ii)	On March 10, 2014, the Compensation and Leadership Committee (the “ Committee”) of the Board of Directors (the “ Board”) of the Company, in recognition of the prior appointment of Mr. Gino A. Bonanotte as Executive Vice President and Chief Financial Officer, approved the following compensatory arrangements covering Mr. Bonanotte:

1. Mr. Bonanotte’s annualized base salary was increased to $610,000, effective as of March 10, 2014;

2. A promotional grant of 3,010 of restricted stock units (the “RSUs”) under the Company’s Omnibus Incentive Plan of 2006 (the “Omnibus Plan”), on March 10, 2014, which RSUs will vest in three equal annual installments on March 10, 2015, March 10, 2016 and March 10, 2017, subject to his continued employment;

3. A promotional grant of non-qualified stock options (the “Options”) under the Omnibus Plan to acquire 25,020 shares of the Company’s common stock on March 10, 2014. The exercise price for the Options will be $66.43, the closing price for a share of the Company’s common stock on March 10, 2014. The expiration date of the Options, subject to certain conditions, is March 10, 2024. The Options will vest in three equal annual installments on March 10, 2015, March 10, 2016 and March 10, 2017, subject to his continued employment; and

4. Mr. Bonanotte also received a 2014 Award (as defined below).

(iii)	On March 10, 2014 the Committee granted Options and RSUs to executive officers as part of the 2014 long-term incentive program under the Company’s Omnibus Plan (the “2014 Awards”). The Committee modified the timing of the equity grants as compared to prior grants. Historically, equity grants were made at the same time as the Company’s annual meeting of stockholders, typically in May of each year. We determined that moving the timing of the 2014 Awards to March, to coincide with other compensation decisions for the executive officers, including setting their long range incentive plan compensation, was preferable. The Options and RSUs will vest and settle in common stock on the later of (a) the date on which the average closing price of company common stock for any fifteen consecutive trading days is 115% or greater than the average closing price of company common stock for the fifteen trading days immediately preceding the date of grant, and (b) in three equal installments on the first, second and third anniversary of the grant date. The 2014 Awards to our executive officers who will be NEOs this year are as follows:

	Options	RSUs
Mr. Brown (PEO)	326,933	29,479
Mr. Bonanotte (PFO)	41,736	7,526
Mr. Mark F. Moon, Executive Vice President and President, Sales & Product Operations	58,430	10,537
Ms. Michele A. Carlin, Senior Vice President, Human Resources and Communications	30,606	5,519
Mr. Eduardo F. Conrado, Senior Vice President, Marketing and IT	27,824	5,017

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Third Amendment, dated March 10, 2014, to the Employment Agreement dated August 27, 2008, as amended, by and between Motorola Solutions, Inc. and Gregory Q. Brown.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTOROLA SOLUTIONS, INC.
(Registrant)

Dated: March 13, 2014	By:	/s/ Michele A. Carlin
		Name:	Michele A. Carlin
		Title:	Senior Vice President, Human Resources and Communications

EXHIBIT INDEX

Exhibit No.	Description
10.1	Third Amendment, dated March 10, 2014, to the Employment Agreement dated August 27, 2008, as amended, by and between Motorola Solutions, Inc. and Gregory Q. Brown.